EXHIBIT 15
To the Board of Directors and Shareholders
Aaron Rents, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3ASR No.: 333-133913, Form S-3 Nos.: 333-88392, 333-48985, and Form S-8 Nos.: 33-9206, 33-62538, 333-33363, 333-76026 and 333-123426) of Aaron Rents, Inc. and in the related Prospectuses of our report dated November 4, 2008, except for Note I, as to which the date is November 21, 2008, relating to the unaudited consolidated interim financial statements of Aaron Rents, Inc. and Subsidiaries that are included in its Form 10-Q/A for the quarter ended September 30, 2008.

/s/ Ernst & Young LLP

Atlanta, Georgia
November 21, 2008

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